Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-220302

Joey Parsi, Giggles N’ Hugs’ CEO Interview to Air on Fox Business on The RedChip Money Report™

GlobeNewswire●February 23, 2018

Los Angeles, Feb. 23, 2018 (GLOBE NEWSWIRE) —

Giggles N’ Hugs, Inc. (GIGL), owner and operator of family-friendly restaurants that bring together high-end, organic food with active, play and entertainment for children, today announced that an interview with Joey Parsi, Giggle N’ Hugs’ founder and CEO, will air on The RedChip Money Reporttelevision program. The interview will air Sunday, February 25, at 4:30 p.m. ET on Fox Business channel, available in 100 million homes across the U.S.

To view the interview segment, please visit: https://www.youtube.com/watch?v=mkWnH2N9aS8

“Fox Business is one of the premier business channels in the country and I’m very excited for everyone to see and hear about Giggles N Hugs and all the amazing things we have been able to achieve to date on a national level, Stated Parsi”.

The RedChip Money Report” delivers insightful commentary on small-cap investing, interviews with Wall Street analysts, financial book reviews, as well as featured interviews with executives of public companies. The show is hosted by Dave Gentry, a leading authority on small-cap stocks and the author of Small Stocks, Big Money, published by Wiley Finance. Gentry has made multiple guest appearances on both CNBC and Fox Business News.

About Giggles N’ Hugs

Giggles N’ Hugs is the first restaurant that brings together high-end, organic food with active, play and entertainment for children. Every Giggles N’ Hugs location offers an upscale, family-friendly atmosphere with a dedicated play area that children 10 and younger absolutely love. We feature high-quality menus made from fresh and local foods, nightly entertainment such as magic shows, concerts, puppet shows and face painting, and hugely popular party packages for families that want to do something special.

Forward Looking Statements:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

INVESTORS RELATIONS CONTACT:

Bruce Haase

RedChip Companies, Inc.

800.733.2447, ext. 131

bruce@redchip.com

PUBLIC RELATIONS CONTACT:

Michelle Steinberg

dOMAIN New York

601 West 26th St. Suite #1750

New York, NY 10001

212-675-0012

dOMAIN Los Angeles

7961 W 3rd Street, 2nd Floor

Los Angeles, CA 90048

323-549-0012

Joey Parsi - Founder/CEO

Giggles N Hugs

Joey@gigglesnhugs.com

http://www.gigglesnhugs.com/

The rights offering will be made pursuant to the Company’s effective registration statement on Form S-1 (Reg. No. 333-220302) on file with the U.S. Securities and Exchange Commission (the “SEC”). The registration statement was declared effective by the SEC on February 12, 2018. The offering can be made only by a final prospectus. Investors should consider investment objectives, risks, charges, and expenses carefully before investing. The prospectus included in the registration statement contains this and additional information about the Company and the rights offering, and rights holders should carefully read the prospectus before exercising their rights and investing. The prospectus may be found by clicking on the following link:

https://www.sec.gov/Archives/edgar/data/1381435/000149315218001658/forms-1a.htm

Requests for copies of the prospectus may be directed to Mackenzie Partners at (800) 322-2885 or rightsoffer@mackenziepartners.com.